CAPITOL FEDERAL® FINANCIAL, INC.

SHORT TERM PERFORMANCE PLAN

OCTOBER 1, 2020

CAPITOL FEDERAL® FINANCIAL, INC.

SHORT TERM PERFORMANCE PLAN

-i-

CAPITOL FEDERAL® FINANCIAL, INC.

Short Term Performance Plan

WHEREAS, the Company desires to provide motivation to Officers of the Company to put forth maximum efforts toward the continued growth, profitability, and success of the Company by offering cash bonus incentives to such individuals on the terms and conditions set forth herein; and

WHEREAS, the Committee has reviewed the terms and provisions hereof and found approved the amended and restated Plan, and such action by the Committee has been ratified by the Board.

NOW, THEREFORE, the Company hereby adopts the amended and restated Plan on the terms and conditions set forth herein, which Plan shall be known as the “Capitol Federal® Financial, Inc. Short Term Performance Plan.”

ARTICLE 1 – PURPOSE

1.1    Purpose. The purpose of the Plan is to provide motivation to selected Officers of Capitol Federal® Financial, Inc. (including any successor thereto, “CFF”) and Capitol Federal® Savings Bank including any success thereto, the “Bank” and collectively with CFF, the “Company”) to put forth maximum effort toward the continued growth, profitability, and success of the Company by providing cash bonus incentives to such employees. Toward this objective, the Committee may grant Performance Awards, in the form of cash bonus payments, to Company Employees classified as Officers on the terms and subject to the conditions set forth in the Plan.

ARTICLE 2 – DEFINITIONS

2.1    “Approved Reason” means a reason for terminating employment with the Company which, in the opinion of the Committee, is in the best interest of the Company.

2.2    “Award” or “Performance Award” means a lump sum cash payment granted under the Plan to a Participant by the Committee pursuant to such terms, conditions, restrictions, and/or limitations, if any, as the Committee may establish.

2.3    “Award Payment Date” means, for a Performance Year, the date the Awards for such Performance Year shall be paid to Participants. The Award Payment Date for each Performance Year shall occur as soon as administratively possible following the completion of the Committee’s determinations pursuant to Section 6.3, but in no event later than January 15th following the end of such Performance Year.

2.4    “Average Basic Shares Outstanding” means the average basic shares of CFF common stock outstanding during a Performance Year.

2.5    “Average Equity” means the sum of CFF’s total stockholders’ equity at the beginning of a Performance Year and at each month end during such year, divided by 13.

2.6    “Board” means the Board of Directors of CFF.

2.7    “Cause” means:

(a)    the willful and continued failure by an Employee to substantially perform his or her duties with his or her employer after written warnings identifying the lack of substantial performance are delivered to the Employee by his or her employer to specifically identify the manner in which the employer believes that the Employee has not substantially performed his or her duties, or

(b)    the willful engaging by an Employee in illegal conduct which is materially and demonstrably injurious to CFF or a Subsidiary.

2.8    “Change In Control” means the occurrence of any of the following three events: (i) any person or persons acting as a group (within the meaning of Section 409A of the Code) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of CFF possessing 30% or more of the total voting power of the outstanding stock of CFF; (ii) a majority of members of the Company’s Board is replaced during any 12–month period by directors whose appointment or election is not endorsed by a majority of the members of the Board, or the Board’s nominating committee, before the date of the appointment or election; or (iii) any person or persons acting as a group (within the meaning of Section 409A of the Code) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets of CFF that have a gross fair market value of 40% or more of the total gross fair market value of all of the assets of CFF immediately before such acquisition or acquisitions; provided that with respect to each of the events covered by clauses (i) through (iii) above, the event must also be deemed to be either a change in the ownership of CFF, a change in the effective control of CFF or a change in the ownership of a substantial portion of the assets of CFF within the meaning of Code Section 409A.

2.9    “Committee” means the Compensation Committee of the Board, or such other Board committee as may be designated by the Board to administer the Plan; provided, however, that the Committee shall consist of three or more Directors, each of whom is a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act, or any successor definition adopted.

2.10    “Compensation” means all wages for federal income tax withholding purposes as defined under Code § 3401(a) (for purposes of income tax withholding at the source), disregarding any rules limiting the remuneration included as wages based on the nature or location of the employment or the services performed; provided, however, that the term Compensation shall not include (i) any ordinary or extra ordinary bonus or bonuses paid by the Company, or (ii) wages attributable to property transferred to an individual in exchange for the performance of services (including, but not necessarily limited to, restricted stock and stock options) where such transfer was in the nature of a bonus or supplemental compensation, or (iii) dividends on unvested shares of restricted stocks. The amount of an individual’s Compensation shall be determined by the Committee, in its Sole Discretion.

2.11     “Director” means a member of the Board.

2.12    “Disability” means the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. A Participant will be deemed Disabled if the Participant has been determined to be totally disabled by the Social Security Administration or under any long-term disability plan maintained by the Company.

2.13    “Earnings Per Share - Basic” (“EPS-B”) means Net Income for the Performance Year divided by Average Basic Shares Outstanding for the Performance Year.

2.14    “Efficiency Ratio” (“ER”) means, in the context of determining an IPC, CFF’s consolidated noninterest expense for the Performance Year divided by CFF’s consolidated net interest and dividend income before provision expense and noninterest income for the Performance Year.

2.15    “Employee” means a common law employee of the Company paid from the Company payroll account.

2.16    “Exchange Act” means the Securities and Exchange Act of 1934, as amended from time to time, including rules thereunder and successor provisions and rules thereto.

2.17    “Negative Discretion” means the discretion authorized by the Plan to be applied by the Committee in determining the size of an Award if, in the Committee’s sole judgment, such application is appropriate. Negative Discretion may only be used by the Committee to eliminate or reduce the size of an Award. By way of example and not by way of limitation, in no event shall any discretionary authority granted to the Committee by the Plan, including, but not limited to Negative Discretion, be used to: (a) grant Awards if the Performance Goals for such year have not been attained, or (b) increase an Award above the maximum amount payable under the Plan.

2.18    “Net Income” means CFF’s consolidated net income for a Performance Year as determined in accordance with accounting principles generally accepted in the United States.

2.19    “Officer” means only those certain salaried Employees of the Company who are administrative executives in continuous service with the Company employed by the Company in one of the following job classifications: Chairman, Chief Executive Officer, President, Executive Vice-President, Senior Vice-President, First Vice-President, Vice-President, and Assistant Vice-President.

2.20    “Participant” means a common law Employee paid from the Company payroll account who the Company has designated in writing as an Officer to whom an Award has been granted by the Committee under the Plan.

2.21    “Performance Criteria” means the Institutional Performance Criteria and Personal Performance Criteria which the Committee shall use to establish Performance Targets for each Officer for each Performance Year as more fully described in section 5.3. Institutional Performance Criteria (“IPCs”) shall be established for each Performance Year by equally weighting the Bank’s target Return On Average Equity (ROAE), Earnings Per Share - Basic (EPS-B), and Efficiency Ratio (ER). Personal Performance Criteria (“PPCs”) shall be established within the first 90 days of a Performance Year and PPC points may be divided between one or more criteria. Such criteria shall be established by the Participant’s supervisor or the Committee as appropriate. PPC criteria must be in writing for any Officer with PPC points greater than 10 points (See section 5.4 Performance Points).

2.22    “Performance Year” means the fiscal year of the Company ending each September 30th over which the attainment of one or more Performance Targets will be measured for the purpose of determining a Participant’s right to and the payment of an Award.

2.23    “Performance Targets” means, for a Performance Year, the goals established by the Committee for the Performance Year based upon the Performance Criteria. The Committee is authorized at any time during the first 90 days of a Performance Year, or at any time thereafter, in its Sole Discretion, to adjust or modify the Performance Target for such Performance Year in order to prevent the dilution or enlargement of the rights of Participants:

(a)	in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development;

(b)
in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions; and

(c)	in view of the Committee’s assessment of the business strategy of the Company, performance of comparable organizations, economic and business conditions, and any other circumstances deemed relevant.

2.24    “Plan” means this Capitol Federal® Financial Short Term Performance Plan.

2.25    “Retirement” means, for all Plan purposes other than the Plan’s change of control provision, a termination of employment, other than for Cause, from the Company on or after attainment of age 65.

2.26    “Return On Average Equity” (“ROAE”) means Net Income for the Performance Year divided by Average Equity for the Performance Year.

2.27    “Sole Discretion” means the right and power to decide a matter, which may be exercised arbitrarily at any time and from time to time.

2.28    “Subsidiary” means a corporation or other business entity in which CFF directly or indirectly has an ownership interest of 80 percent or more.

ARTICLE 3 – ELIGIBILITY

3.1    Eligibility. All Company Officers are eligible to participate in the Plan. Subject to Section 6.6, the Committee shall, in its Sole Discretion, designate within the first 90 days of a Performance Year which Officers will be Participants for such Performance Year. However, the fact that an Officer is a Participant for a Performance Year shall not in any manner entitle such Participant to receive an Award for the period. The determination as to whether or not such Participant shall be paid an Award for such Performance Year shall be decided solely in accordance with the provisions of Articles 5 and 6 hereof.

ARTICLE 4 – PLAN ADMINISTRATOR

4.1     Responsibility. The Committee shall have total and exclusive responsibility to control, operate, manage, and administer the Plan in accordance with its terms.

4.2    Authority of the Committee. The Committee shall have all the authority that may be necessary or helpful to enable it to discharge its responsibilities with respect to the Plan. Without limiting the generality of the preceding sentence, the Committee shall have the exclusive right to:

(a)    make discretionary interpretations regarding the terms of the Plan;

(b)    determine eligibility for participation in the Plan;

(c)	decide all questions concerning eligibility for and the amount of Awards payable under the Plan;

(d)    construe any ambiguous provision of the Plan;

(e)    correct any default;

(f)    supply any omission;

(g)    reconcile any inconsistency;

(h)	issue administrative guidelines as an aid to administer the Plan and make changes in such guidelines as it from time to time deems proper;

(i)	make regulations for carrying out the Plan and make changes in such regulations as it from time to time deems proper;

(j)	to the extent permitted under the Plan, grant waivers of Plan terms, conditions, restrictions, and limitations;

(k)	accelerate the payment of an Award when such action or actions would be in the best interest of the Company;

(l)	establish and administer the Performance Targets and certify whether, and to what extent, they have been attained; and

(m)	take any and all other action it deems necessary or advisable for the proper operation or administration of the Plan.

4.3    Discretionary Authority. The Committee shall have full discretionary authority in all matters related to the discharge of its responsibilities and the exercise of its authority under the Plan including, without limitation, its construction of the terms of the Plan and its determination of eligibility for participation and Awards under the Plan. It is the intent of the Plan that the decisions of the Committee and its action with respect to the Plan shall be final, binding, and conclusive upon all persons having or claiming to have any right or interest in or under the Plan.

4.4    Action by the Committee. The Committee may act only by a majority of its members. Any determination of the Committee may be made, without a meeting, by a writing or writings signed by all of the members of the Committee. In addition, the Committee may authorize any one or more of its number to execute and deliver documents on behalf of the Committee.

4.5    Delegation of Authority. The Committee may delegate some or all of its authority under the Plan to any person or persons provided that any such delegation be in writing; provided, however, that only the Committee may select and grant Awards to Participants who are subject to Section 16 of the Exchange Act.

ARTICLE 5 – FORM AND DETERMINATION OF AWARDS

5.1    Form. All Performance Awards paid pursuant to the terms of this Plan shall be cash lump sums paid as bonus compensation.

5.2.    Procedure for Determining Awards. The procedure for establishing IPCs and PPCs and the procedure for determining Performance Targets and actual Awards for a Performance Year shall be as follows:

(a)    Within the first ninety (90) days of a Performance Year the Committee shall:

(1)    Establish Performance Targets for each of the three IPCs, pursuant to Section 5.3.

(2)    Establish a minimum performance measure (“Minimum Performance Measure”) for each IPC pursuant to Section 5.3.

(3)    Further establish a maximum performance measure (“Maximum Performance Measure”) for each IPC pursuant to Section 5.3.

(4)    Create a Target Scale and an Award Scale, pursuant to Section 5.3.

(5)    Establish individual PPC goals.

(b)    Within ninety (90) days following the end of a Performance Year, the Committee shall:

(1)    Review overall Company profitability for the Performance Year and consider possible exercise of Negative Discretion.

(2)    Determine percentage of Target Level actually achieved for each IPC.

(3)    Determine PPCs achieved.

(4)    Calculate individual Officer Awards pursuant to Section 5.5.

Upon completion of this process, any Awards earned for the Performance Year shall be paid in accordance with Article 6.

5.3	Determination of IPC Performance Targets and Restrictions on Payments of IPC and PPC Awards

(a)     Determination of IPC Performance Targets. During the first ninety (90) days of a Performance Year, the Committee shall establish Performance Targets for all three IPCs based upon information provided by Company senior management, which may include internal forecasts for the Company and the forecasts of outside analysts. The Committee shall then establish two scales for each Performance Target. The Target Scale shall include increments between the Target and the Maximum Performance Measure and decrements between the Target and Minimum Performance Measure for each IPC. The Award Scale shall co-relate to the Target Scale and shall proceed at one percent (1%) increments beginning at twenty percent (20%) in correspondence to Minimum Performance Measure on the Target Scale through sixty percent (60%), which shall correspond to one hundred percent (100%) on the Target Scale, up to one hundred percent (100%) on the Award Scale, which shall correspond to the Maximum Performance Measure on the Target Scale.

(b)     Restriction on Payment of IPC Performance Awards. No IPC awards will be paid in the event of the Company incurs a net loss for the fiscal year. Additionally, in order to pay any IPC award achieved above the Target IPC, the Committee must compare the

Company’s Actual Net Income less Target Net Income to the Calculated IPC Award less the Target IPC Award amount.

(i)
If the Company’s Actual Net Loss less Target Net Income is at least five (5) times greater than the difference between the Calculated IPC Award less the Target IPC award, the payout will be the Calculated IPC Award amount.

(ii)	If the Company’s Actual net Income less Target Net Income is negative, the Committee shall exercise its Negative Discretion and calculate Awards only up to the Target IPC award level.

(iii)
If the Company’s Actual Net Income less Target Net Income is less than five (5) times greater than the difference between the Calculated IPC Award less the Target IPC award but greater than zero, the Committee shall exercise its negative Discretion and calculate the IPC Award as follows:

(Target IPC award amount) + ((Actual Net Income less Target Net Income)/divided by 5).

(c)     Restriction on Payment of PPC Performance Awards. PPC awards shall be awarded based on the performance achieved except that no PPC will be paid in the event the Company incurs a net loss for the fiscal year.

5.4    Performance Points. For the purpose of calculating overall achievement with regard to the various Performance Targets, the Committee shall assign one hundred (100) points to each Participant. IPCs and PPCs shall be given the relative number of points for each Officer level as follows:

Officer Level	Institutional Performance Criteria	Personal Performance Criteria

Chairman	90 points	10 points
Chief Executive Officer	90 points	10 points
President	90 points	10 points
Executive Vice-President	90 points	10 points
Senior Vice-President	90 points	10 points
First Vice-President	90 points	10 points

For Officer titles of Vice President and Assistant Vice President, their point total will be composed of either IPC of 90 and PPC of 10 or IPC of 50 and PPC of 50, set at the discretion of the Executive Vice President for their division. If the point total is split IPC of 50 and PPC of 50, the PPC criteria must be established in writing within the first 90 days of the Performance Year (see section 2.21 Performance Criteria). This determination will be set by September 30 of the Company fiscal year immediately preceding the Performance Year. If no determination is submitted to the Human Resources Director, it will remain the same as the prior year’s determination.

5.5    Maximum Amount of Awards. No Officer may receive an Award in an amount exceeding the maximum amount for his or her Officer classification as calculated under this Section.

(a)    Calculation of the maximum amount for each classification shall be based upon the stated Compensation payable to the Officer as of the September 30th of the Company fiscal year immediately preceding the Performance Year multiplied by the following percentages as applicable:

Officer Level	Percentage of Compensation Taken into Account
Chairman	60%
Chief Executive Officer	60%
President	50%
Executive Vice-President	40%
Senior Vice-President	35%
First Vice-President	30%
Vice-President	25%
Assistant Vice-President	25%

In the case of a newly elected or appointed Officer, Compensation shall be determined based upon stated Compensation for such Officer at the date of election or appointment as provided in Section 6.6. For individuals holding multiple officer levels, the officer level with the highest percentage will be used in the calculation.

(b)    For participants who receive a promotion or demotion during a Performance Year, which results in a change in Officer title, the Participant’s Award shall be calculated based upon the number of months in each Officer level, on a pro rata basis of the Performance Year, based upon the corresponding Percentage of Compensation of the Officer’s Compensation at the beginning of the period in each Officer level. The change in Officer level will be effective, for purposes of this calculation, beginning the first day of the month following the change in Officer level. These pro rata Awards will be combined to determine the maximum Award eligibility. The Award total will then be calculated in accordance with section 5.6. Adjustments to the maximum Award eligibility will not be made upon any other salary changes.

5.6    Calculation of Awards. Actual Awards shall be calculated by first converting the Performance Points described in Section 5.4 into percentages and allocating the maximum Award between the IPC percentage and the PPC percentage. The amount allocable to the IPC percentage shall be divided by the number of IPCs (3). In the event an IPC is within the Minimum and Maximum Performance Measure on the Target Scale, the applicable percentage from the Award Scale shall be applied to the dollar amount assigned to such IPC. If a Performance for an IPC does not reach the Target Scale, the dollar amount allocated to such IPC shall be zero. A similar process shall be followed to determine whether PPCs have been achieved; provided, however, that determinations of PPC goal achievement may or may not be based upon the Target Scale. Notwithstanding anything set forth herein to the contrary, no Award may be calculated for Performance above the Maximum Performance level on the Target Scale.

ARTICLE 6 – PAYMENT OF AWARDS

6.1    Condition of Receipt of Awards. Except as provided in Section 6.9, a Participant must be employed by the Company on the last day of a Performance Year to be eligible for an Award for such Performance Year.

6.2    Limitation. A Participant shall be eligible to receive an Award for a Performance Year only if at least some of the Performance Targets for such Year are achieved.

6.3    Certification. Following the completion of a Performance Year, the Committee shall meet to review and certify in writing whether, and to what extent, the Performance Targets for the Performance Year have been achieved. If the Committee certifies that the Performance Targets have been achieved, it shall, based upon application of the provisions of Article 5 of this Plan, determine the maximum amount of each Participant’s Award for the Performance Year. The Committee shall then determine the actual size of each Participant’s Award for the Performance Year.

6.4    Negative Discretion. In determining the actual size of an individual Award to be paid for the Performance Year, the Committee may, through the use of Negative Discretion, reduce or eliminate the amount of the Award for the Performance Year, if in its Sole Discretion, such reduction or elimination is appropriate.

6.5    Timing of Award Payments. The Awards granted by the Committee for a Performance Year shall be paid to Participants on the Award Payment Date for such Performance Year.

6.6    New Participants. Qualified Officers who are employed by the Company after the Committee’s selection of Participants for the Performance Year, shall, in the event Awards are paid for the Performance Year, only be entitled to a pro rata Award. The amount of the pro rata Award shall be determined by multiplying the Award the Participant would have otherwise been paid if he or she had been a Participant for the entire Performance Year by a fraction the numerator of which is the number of full months he or she was eligible to participate in the Plan during the Performance Year and the denominator of which is twelve (12). For purposes of this calculation, only full months of service shall be considered.

6.7    Termination of Employment. If a Participant’s employment with the Company terminates for a reason other than death, Disability, Retirement, or any Approved Reason, all unpaid Awards, including, but not by way of limitation, Awards earned but not yet paid, shall be canceled or forfeited. The Committee shall have the authority to promulgate rules and regulations to determine the treatment of an Award under the Plan in the event of the Participant’s death, Disability, Retirement, or termination for an Approved Reason.

6.8    Noncompetition. A Participant shall forfeit all unpaid Awards, including, but not by way of limitation, Awards earned but not yet paid if, (i) in the opinion of the Committee, the Participant, without the prior written consent of the Company, engages directly or indirectly in any manner or capacity as principal, agent, partner, officer, director, stockholder, employee, or otherwise, in any business or activity competitive with the business conducted by the Company; (ii) at any time divulges to any person or any entity other than the Company any trade secrets, methods, processes, or the proprietary or confidential information of the Company; or (iii) the Participant performs any act or engages in any activity which in the opinion of the Committee is inimical to the best interests of the Company.

6.9    Termination of Employment During Performance Cycle. In the event a Participant terminates employment due to death, Disability, Retirement or termination of employment for an Approved Reason prior to the Award Payment Date for a Performance Year, the Participant shall receive, if Awards are paid for such Performance Year and if he or she complies with the requirements of Subsection 6.8 through the Award Payment Date, a pro rata Award. The amount of the pro rata Award shall be determined by multiplying the Award the Participant would have otherwise been paid if he or she had been a Participant through the last day of the Performance Year by a fraction, the numerator of which is the number of full months he or she was a Participant during such Performance Year and the denominator of which is twelve (12). For purposes of this calculation, only full months of service shall be considered.

6.10 Claw back Provision. In the event that any payment under the Plan was based on materially inaccurate financial statements requiring a restatement or fraud in determining an individual or company performance metric, recipients shall pay back such payment and related deferral into the Company’s Deferred Incentive Bonus Plan, if any, to the Company. If the required restatements relate to financial statements filed more than 24 months prior to the date of discovery, no repayment of the cash award is required. The requirement of repayment, in whole or in part, is at the sole discretion of the Committee.

ARTICLE 7 – CHANGE IN CONTROL

7.1    Background. Notwithstanding any provision contained in the Plan to the contrary, the provisions of this Article 7 shall control over any contrary provision. All Participants shall be eligible for the treatment afforded by this article if their employment with the Company terminates within two years following a Change In Control, unless the termination is due to (a) Death; (b) Disability; (c) Cause; (d) resignation other than (1) resignation from a declined reassignment to a job that is not reasonably equivalent in responsibility or compensation, or that is not in the same geographic area, or (2) resignation within thirty days of a reduction in base pay; or (e) Retirement.

7.2    Payment of Awards. If a Participant qualifies for treatment under Section 7.1, he or she shall be paid, as soon as practicable, but in no event later than 90 days after his or her termination of employment, the Awards set forth in (a) and (b) below:

(a)    All of the Participant’s unpaid Awards; and

(b)    A pro rata Award for the Performance Year in which his or her termination of employment occurs. The amount of the pro rata Award shall be determined by assuming all Participant Performance Targets on IPC’s and PPC have been reached. The pro rata Award shall be calculated using a fraction, the numerator of which shall be the number of full months in the Performance Year prior to the date of the Participant’s termination of employment and the denominator of which shall be twelve (12). For purposes of this calculation, a partial month shall be treated as a full month to the extent 15 or more days in such month have elapsed. To the extent Performance Targets have not yet been established for the Performance Year, the Performance Targets for the immediately preceding Performance Year shall be used. The pro rata Awards shall be paid to the Participant in the form of a lump-sum cash payment.

7.3    Miscellaneous. Upon a Change In Control, no action, including, but not by way of limitation, the amendment, suspension, or termination of the Plan, shall be taken which would affect the rights of any Participant or the operation of the Plan with respect to any Award to which the Participant may have become entitled hereunder prior to the date of the Change In Control or to which he or she may become entitled as a result of such Change In Control.

ARTICLE 8 – MISCELLANEOUS

8.1    Nonassignability. No Awards or any other payment under the Plan shall be subject in any manner to alienation, anticipation, sale, transfer (except by will or the laws of descent and distribution), assignment, pledge, or encumbrance, nor shall any Award be payable to or exercisable by anyone other than the Participant to whom it was granted.

8.2    Withholding Taxes. The Company shall be entitled to deduct from any payment under the Plan, regardless of the form of such payment, the amount of all applicable income and employment taxes required by law to be withheld with respect to such payment or may require the Participant to pay to it such tax prior to and as a condition of the making of such payment.

8.3.    Amendments to Awards. The Committee may at any time unilaterally amend any unpaid Award, including, but not by way of limitation, Awards earned but not yet paid, to the extent it deems appropriate; provided, however, that any such amendment which, in the opinion of the Committee, is adverse to the Participant shall require the Participant’s consent.

8.4.    No Right to Continued Employment or Grants. Participation in the Plan shall not give any Employee any right to remain in the employ of CFF or any subsidiary. CFF or, in the case of employment with a Subsidiary, the Subsidiary (either an “Employer”), reserves the right to terminate any Employee at any time, and nothing herein shall interfere with the right of an Employer to discharge an Employee at any time without regard to the effect such discharge might have on the Employee as a Participant under the Plan. Further, the adoption of this Plan shall not be deemed to give any Employee or any other individual any right to be selected as a Participant or to be granted an Award.

8.5.    Amendment/Termination. The Committee may suspend or terminate the Plan at any time with or without prior notice. In addition, the Committee may, from time to time and with or without prior notice, amend the Plan in any manner, but may not, without stockholder approval, adopt any amendment which would require the vote of the stockholders of CFF pursuant to any applicable law, rule or regulation.

8.6.    Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of Kansas, except as superseded by applicable Federal Law. Any action concerning the Plan shall be maintained exclusively in the state or federal courts in Topeka, Kansas.

8.7.    No Right, Title, or Interest in Company Asset. No Participant shall have any rights as a stockholder as a result of participation in the Plan until the date of issuance of a stock certificate in his or her name, and, in the case of restricted shares of Common Stock, such rights are granted to the Participant under the Plan. To the extent any person acquires a right to receive payments from the Company under the Plan, such rights shall be no greater than the rights in or against any specific assets of the Company. All of the Awards granted under the Plan shall be unfunded.

8.8.    No Right to Continued Employment. Participation in this Plan shall not give any Officer any right to remain in the employ of the Company. The Company reserves the right to terminate an Employee (including Officers) at any time. Further, adoption of this Plan shall not be deemed to give any Employee or any other individual any right to be selected as a Participant or to be granted an Award.

8.9.    No Guarantee of Tax Consequences. No person connected with the Plan in any capacity, including but not limited to, CFF and its Subsidiaries and their directors, officers, agents and employees makes any representation, commitment, or guarantee that any tax treatment, including, but not limited to, Federal, state, and local income, estate and gift tax treatment, will be applicable with respect to amounts paid to or for the benefit of a Participant under the Plan, or that such tax treatment will apply to or be available to a Participant on account of participation in the Plan.

8.10.    Other Benefits. No Award granted under the Plan shall be considered compensation for purposes of computing benefits under any retirement plan of the Company nor affect any benefits or compensation under any other benefit or compensation plan of the Company now or subsequently in effect.

[Signature page follows.]

IN WITNESS WHEREOF, this Capitol Federal Financial, Inc. Short Term Performance Plan is executed this ___ day of _______________, 2020, to be first effective as of October 1, 2020.

CAPITOL FEDERAL FINANCIAL, Inc.

By____________________________
Chairman

CAPITOL FEDERAL SAVINGS BANK

By____________________________
President